Exhibit 10.32

Amendment to Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is entered into on this 5 day of February 2020 (the “Effective Date”), and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 5 Basel Street, Petach Tikwa, Israel, Company No. 52-001395-4 (the “Company”, “Teva”), and Eli Kalif (“Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated November 6, 2019 (the “Agreement”); and

WHEREAS, the Executive’s requested to limit the part of his Monthly Salary (as such term is defined in the Agreement) from which the Company’s and the Executive’s contributions are made to the Study Fund in accordance with Sub Section 5.5 of the Agreement to 100,000 New Israeli Shekels (the “Maximum Cap”), and to receive the difference between the contribution rates for the Study Fund set forth in Sub Section 5.5 of the Agreement and the contribution rates to the Maximum Cap, as a special supplement to the salary (hereinafter “Supplement in lieu of Study Fund”); and

WHEREAS, the Company has accepted the Executive’s request subject to the terms detailed in this Amendment;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Capitalized terms used in this Amendment and not otherwise defined herein, shall bear the meaning ascribed to them in the Agreement.

2.

As of February 2020 Monthly’s Salary, the Company’s contribution to the Study Fund pursuant to Sub Section 5.5 of the Agreement shall be made out of Monthly Salary only up to the Maximum Cap and the Company shall pay the Executive on a monthly basis the Supplement in lieu of Providence.

3.

It is hereby acknowledged and agreed that the Supplement in lieu of Study Fund shall not be deemed part of the Executive’s Salary for any purpose, including without derogating from the foregoing, for the purpose of payment of severance pay and any other entitlement calculated as a percentage of Executive’s Monthly Salary, and this Amendment shall not impose on the Company any additional current or future cost or expense, directly or indirectly.

4.

The Executive hereby explicitly waives any and all claim and/or demand and/or lawsuit of any kind with respect to the scope of the Study Fund contributions. The Executive undertakes to indemnify the Company for any damage and/or cost and/or expense incurred by the Company as a result of any demand and/or lawsuit filed by him and/or on his behalf in connection with the foregoing.

5.

The Executive shall be entitled to cancel and/or modify the arrangement specified in this Amendment, including the amount of the Maximum Cap, by providing the Company with a written request and the Company shall accept such request. For the sake of clarity, any such request made following the 15th day of a month shall apply to Monthly Salaries of the following month in which such a request was made.

6.

Unless explicitly set forth otherwise in this Amendment, the terms and conditions set forth in the Agreement shall remain without change, binding and of full force and            effect. In event of conflict between the terms and conditions set forth in this Amendment and the terms and conditions set forth in the Agreement, the terms set forth in this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

/s/ Kåre Schultz
By:	Kåre Schultz
Title:	President and CEO

/s/ Mark Sabag
By:	Mark Sabag
Title:	Chief Human Resources Officer

EXECUTIVE

/s/ Eli Kalif
Name: Eli Kalif
Dated: 06/02/2020